Exhibit 8.1

[Letterhead of Covington & Burling LLP]

[                ], 2015

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, Washington 98003

    Re: Certain Material United States Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as special tax counsel to Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”), in connection with the proposed merger of Plum Creek Timber Company, Inc., a Delaware corporation (“Plum Creek”), with and into Weyerhaeuser, with Weyerhaeuser continuing as the surviving corporation (the “Merger”). The Merger will be consummated pursuant to that certain Agreement and Plan of Merger, dated as of November 6, 2015, between Weyerhaeuser and Plum Creek (the “Agreement”), whereby each issued and outstanding share of Plum Creek common stock will be converted into the right to receive 1.60 fully paid and non-assessable shares of common stock of Weyerhaeuser. This opinion is being delivered in connection with, and appears as an exhibit to, Weyerhaeuser’s registration statement on Form S-4 (the “Registration Statement”), which includes a joint proxy/prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “SEC”) on December 10, 2015 under the Securities Act of 1933, as amended (the “Securities Act”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Agreement.

I.	Basis for Opinion

The opinions set forth in this letter are based on the application of relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and administrative rulings and practices of the Internal Revenue Service (the “IRS”) (including its practices and policies endorsed in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change that may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinions set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that

Weyerhaeuser Company

[                ], 2015

the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the opinions set forth herein, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including, but not limited to: (1) the Agreement; and (2) the Registration Statement (those documents referred to in clauses (1) and (2), the “Reviewed Documents”). The opinions set forth in this letter are also premised on the written representations of Weyerhaeuser, as set forth in its letter dated December 10, 2015, that we have discussed with Weyerhaeuser, and of Plum Creek, as set forth in its letter dated December 10, 2015, delivered to us for purposes of this opinion (the “Representation Letters”). For purposes of rendering our opinions, we have not made, and will not make, an independent investigation or audit of the facts set forth in the Reviewed Documents or the Representation Letters. We consequently have relied upon the representations and statements of Weyerhaeuser as described in the Reviewed Documents and the Representation Letters, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects relevant to our opinions. Any statement herein to the effect that we have relied upon, or assumed the truth, correctness or completeness of, any representations, warranties or statements in any documents (and any similar statements herein) means that we have relied upon or assumed the truth, correctness or completeness of such representations, warranties or other statements, as the case may be, insofar as they relate to factual matters but not as to legal conclusions.

In this regard, we have assumed, with your consent, the following:

(i)    that (A) all of the representations and statements set forth in the Reviewed Documents and the Representation Letters are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Representation Letters made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of Weyerhaeuser and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(ii)    the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; and

(iii)    that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Representation Letters) may adversely affect the opinions stated herein.

Weyerhaeuser Company

[                ], 2015

II.	Opinions

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the succeeding paragraphs, we are of the opinion that:

(i)    the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and

(ii)    the discussion in the Registration Statement under the headings “U.S. Federal Income Tax Consequences of the Merger” and “U.S. Federal Income Taxation of Weyerhaeuser and its Shareholders” insofar as such statements constitute a summary of the U.S. federal income tax laws, regulations, or legal matters referred to therein, taken together, are accurate in all material respects and fairly summarize the matters referred to therein.

This opinion is expressed as of the date hereof, and we assume no obligation to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws subsequent to the date of this opinion letter, and we are not undertaking to update this opinion letter.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state, local or foreign tax issues.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name in the Registration Statement and to the discussion of our opinion in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC.

Sincerely,